Exhibit 5.1

[ORACLE LETTERHEAD]

October 14, 2016

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about October 14, 2016, in connection with the registration under the Securities Act of 1933, as amended, of 290,000 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of September 17, 2016 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC and Photon Acquisition Corporation, each a subsidiary of the Company, Palerra, Inc. (“Palerra”) and the Holder Representative. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Palerra under the Palerra, Inc. 2013 Stock Option/Stock Issuance Plan, as amended (the “Palerra Stock Plan”) and Restricted Stock granted under the Restricted Stock Purchase Agreements, between Palerra (formerly Apprity, Inc.) and certain recipients, dated as of July 10, 2013 and amended as of December 31, 2013.

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Palerra Stock Plan and the Restricted Stock Purchase Agreements, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins Vice President, Associate General Counsel and Assistant Secretary